Exhibit 99.1
FOR IMMEDIATE RELEASE
LAMSON & SESSIONS REPORTS STRONG GROWTH IN THIRD QUARTER
•	Net Sales Rose 15.8 Percent to a Record $148.2 Million in the Third Quarter of 2006

•	Diluted Earnings Per Share More than Doubled to a Record 74 Cents in the Third Quarter of 2006 Versus 35 Cents in the Third Quarter of 2005

•	Debt Was Reduced by $16 Million in Third Quarter Due to Strong Operating Cash Flow

•	Company Estimates Fourth Quarter and Full Year 2006 Earnings of 32-35 Cents Per Share and $2.50-2.53 Per Share, Respectively
     CLEVELAND, Ohio, October 26, 2006 — Lamson & Sessions (NYSE:LMS) today announced that the Company’s net sales rose to $148.2 million, a 15.8 percent increase over the $128.1 million reported in the third quarter of 2005. All three of the Company’s business segments realized double-digit net sales growth in the quarter as sales order activity in the commercial and utility construction markets offset moderation in the residential and telecom construction markets.
     As a result of the strong sales performance, the Company’s net income rose to a record $11.9 million, or 74 cents per diluted share in the third quarter of 2006, which is more than double the $5.4 million, or 35 cents per diluted share reported in the third quarter of 2005.
     “Strong demand in the commercial and utility construction markets allowed our PVC Pipe extrusion plants to run at high capacity utilization rates,” said John B. Schulze, Chairman, President and Chief Executive Officer. “We anticipate that these end markets will continue to display relatively strong activity in the fourth quarter, despite seasonal factors.”
     Gross profit in the third quarter of 2006 was $32.8 million, or 22.1 percent of net sales, as the Company benefited from higher capacity utilization and reduced material scrap and quality issues. In the third quarter of 2005, the Company reported gross profit of $22.9 million, or 17.9 percent of net sales.
     Operating expenses were virtually unchanged from the prior year quarter, but declined to 8.4 percent of net sales in the third quarter of 2006, compared with 9.8 percent a year earlier, due to the rise in net sales. Higher variable selling expenses were offset by lower retiree medical costs.

     Interest expense was reduced to $1.1 million in the third quarter of 2006 from $1.4 million in the third quarter of 2005, reflecting a combination of lower debt outstanding and smaller interest rate spreads in the Company’s secured credit facility.
     For the first nine months of 2006, the Company’s net sales rose to a record $446.0 million, or 27.1 percent higher than the $350.9 million reported in the first nine months of 2005. All three business segments experienced growth as a result of continuing stable demand patterns in most of the Company’s key markets.
Business Segments
     The Carlon business segment reported net sales of $65.8 million in the third quarter of 2006, an increase of 11.9 percent over the $58.8 million reported in the third quarter of 2005, primarily due to the continued expansion of the commercial and industrial construction markets. For the first nine months of 2006, net sales grew 25.5 percent to $207.2 million compared with $165.0 million in net sales reported for the similar period in 2005. Operating income for Carlon totaled $10.6 million, or 16.1 percent of net sales in the third quarter of 2006. This represents a 21.4 percent improvement over the $8.7 million in operating income reported in the third quarter of 2005. For the year-to-date 2006, Carlon earned $32.1 million, or 15.5 percent of sales, which is an improvement of $11.9 million, or 59.0 percent over the $20.2 million reported in the third quarter of 2005.
     The Lamson Home Products business segment reported net sales of $31.7 million in the third quarter of 2006, which is an 11.8 percent increase over the $28.3 million reported in the third quarter of 2005. Virtually all of the net sales increase resulted from price increases as this segment experienced moderate demand in the third quarter due to lower housing starts and lower sales of existing homes. This trend will likely continue for several more quarters as these market conditions are expected to persist. For the first nine months of 2006, net sales rose to $85.5 million, or 8.7 percent higher than the $78.7 million reported in the similar period in 2005. Operating income increased to $5.2 million in the third quarter of 2006, an increase of 20.9 percent over the $4.3 million reported in last year’s third quarter. For the year-to-date 2006, Lamson Home Products’ operating income was $11.8 million compared with $12.4 million in the similar period in 2005. The 2006 performance reflects higher marketing expense investments, which are intended to improve product mix and market share in future periods.
     The PVC Pipe business segment reported net sales of $50.7 million in the third quarter of 2006, an increase of 24.0 percent over the $40.9 million in net sales reported in the third quarter of 2005. For the year-to-date 2006, net sales grew significantly to $153.2 million, an increase of 43.0 percent over the $107.2 million in net sales reported for the first three quarters of 2005. Operating income for the third quarter of 2006 totaled $5.8 million and compares favorably with an operating loss of $0.9 million reported in the third quarter of 2005. For the year-to-date in 2006, operating income for this segment totaled $24.3 million versus an operating loss of $0.5 million in the similar period in 2005.

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Financial Highlights
     Accounts receivable totaled $80.9 million at September 30, 2006, which is 15.9 percent higher than the $69.8 million at October 1, 2005, reflecting the higher net sales level. The days sales outstanding rose to 51.7 days, reflecting some temporary inefficiencies in the collection process, as certain customers are converting to new systems and some final contract payments have not yet been released.
     Inventories rose to $55.8 million, or 7.4 turns, to support customer product reset rollouts, which were delayed and holiday season product sales anticipated in the fourth quarter of 2006. Raw material costs were stable throughout the third quarter of 2006.
     Operating cash flow totaled $22.5 million in the first nine months of 2006. The Company’s continuing ability to generate cash resulted in debt reduction of approximately $20 million in the first nine months and a reduction of $16 million during the third quarter of 2006.
Outlook
     During the third quarter of 2006, the Company’s key end markets of commercial and utility construction continued to display positive demand trends. The telecom infrastructure market demand was essentially flat overall. Consistent with the past two year’s third quarter order activity, Verizon conducted a reassessment of its inventory levels and construction budgets reducing demand for the Company’s products in the third quarter. Order rates should begin to return to a more normal activity level in the fourth quarter of 2006. Verizon also announced a recommitment to its fiber-optic installation program to pass 3.0 million homes annually through 2010, which should contribute positively to the demand for the Company’s telecom products. The residential construction market has moderated with housing starts declining to the 1.7 million annual unit level. While monthly fluctuations will still likely occur, the Company anticipates that the market will stabilize near this level through 2007 before recovering.
     The Company expects a reduction in PVC Pipe selling prices and margins in line with industry forecasts, which is a normal seasonal occurrence in the fourth quarter of the year. This will result in lower shipments and capacity utilization during the fourth quarter of 2006 and early first quarter of 2007.
     Despite these moderating market conditions, the Company anticipates the second strongest operating performance in the fourth quarter in its history with net sales of $115 million to $120 million and net income of $5.2 million to $5.6 million, or 32 to 35 cents per diluted share.
     For the full year 2006, the Company anticipates net sales of $560 million to $565 million, which is a record level and a 13 to 14 percent increase over the $494 million reported in 2005. If this net sales level is achieved, the Company anticipates that net income will also reach a record level of $40.3 million to $40.7 million, or $2.50 to $2.53 per diluted share.
     This strong earnings performance should result in operating cash flow of nearly $50 million, which will substantially reduce the Company’s remaining bank debt and positions the Company to pursue growth opportunities and other shareholder value enhancements.

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Conference Call
     A live Internet broadcast of the Company’s conference call regarding its third quarter 2006 financial performance can be accessed via the investor relations page on the Company’s Web site (www.lamson-sessions.com) at 2:00 p.m. Eastern Time on Thursday, October 26, 2006.
     Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.
     This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing, (ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies, (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (v) any adverse change in the country’s general economic condition affecting the markets for the Company’s products and (vi) the ability of the Company to identify and complete acquisitions that would complement its business, including the possibility of needing additional debt and equity financing to complete such acquisitions. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.
FOR FURTHER INFORMATION, PLEASE CONTACT:

James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557

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THE LAMSON & SESSIONS CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Third Quarter Ended				Nine Months Ended
	2006		2005		2006		2005

NET SALES	$148,239	100.0%	$128,052	100.0%	$445,953	100.0%	$350,854	100.0%

COST OF PRODUCTS SOLD	115,453	77.9%	105,144	82.1%	342,112	76.7%	287,954	82.1%

GROSS PROFIT	32,786	22.1%	22,908	17.9%	103,841	23.3%	62,900	17.9%

SELLING AND MARKETING EXPENSES	8,061	5.4%	7,825	6.1%	26,374	5.9%	22,428	6.4%

GENERAL AND ADMINISTRATIVE EXPENSES	4,000	2.7%	4,269	3.3%	16,100	3.6%	12,406	3.5%

RESEARCH AND DEVELOPMENT	435	0.3%	467	0.4%	1,582	0.4%	1,405	0.4%

OPERATING EXPENSES	12,496	8.4%	12,561	9.8%	44,056	9.9%	36,239	10.3%

OPERATING INCOME	20,290	13.7%	10,347	8.1%	59,785	13.4%	26,661	7.6%

INTEREST	1,087	0.7%	1,419	1.1%	3,335	0.7%	5,632	1.6%

INCOME BEFORE INCOME TAXES	19,203	13.0%	8,928	7.0%	56,450	12.7%	21,029	6.0%

INCOME TAX PROVISION	7,264	4.9%	3,575	2.8%	21,302	4.8%	8,245	2.4%

NET INCOME	$11,939	8.1%	$5,353	4.2%	$35,148	7.9%	$12,784	3.6%

BASIC EARNINGS PER SHARE	$0.76		$0.37		$2.27		$0.90

AVERAGE SHARES OUTSTANDING	15,649		14,364		15,495		14,170

DILUTED EARNINGS PER SHARE	$0.74		$0.35		$2.18		$0.86

DILUTED AVERAGE SHARES OUTSTANDING	16,186		15,225		16,098		14,846

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THE LAMSON & SESSIONS CO.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	Quarter Ended	Year Ended	Quarter Ended
	September 30, 2006	December 31, 2005	October 1, 2005

ACCOUNTS RECEIVABLE, NET	$80,945	$68,507	$69,812

INVENTORIES, NET	55,840	43,987	39,918

OTHER CURRENT ASSETS	14,188	16,703	14,523

PROPERTY, PLANT AND EQUIPMENT, NET	51,608	48,833	47,330

GOODWILL	21,441	21,441	21,480

PENSION ASSETS	35,146	34,369	31,053

OTHER ASSETS	6,076	6,167	14,685

TOTAL ASSETS	$265,244	$240,007	$238,801

ACCOUNTS PAYABLE	$33,607	$30,943	$34,732

OTHER CURRENT LIABILITIES	39,283	41,035	38,825

LONG-TERM DEBT	35,218	55,026	72,390

OTHER LONG-TERM LIABILITIES	20,589	22,704	29,226

SHAREHOLDERS’ EQUITY	136,547	90,299	63,628

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$265,244	$240,007	$238,801

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THE LAMSON & SESSIONS CO.
CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
(In thousands)

	Nine Months Ended
	2006	2005
OPERATING ACTIVITIES
NET INCOME	$35,148	$12,784
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES
DEPRECIATION	6,719	6,732
AMORTIZATION	142	1,182
STOCK-BASED COMPENSATION	2,145	-
DEFERRED INCOME TAXES	7,677	5,016
CHANGES IN OPERATING ASSETS AND LIABILITIES
ACCOUNTS RECEIVABLE	(12,438)	(21,421)
INVENTORIES	(11,853)	(3,058)
PREPAID EXPENSES AND OTHER	(1,492)	499
ACCOUNTS PAYABLE	2,664	10,519
ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES	(3,330)	958
TAX BENEFIT FROM EXERCISE OF STOCK OPTIONS	—	1,598
PENSION PLAN CONTRIBUTIONS	(1,804)	(1,361)
OTHER LONG-TERM ITEMS	(1,057)	(109)

CASH PROVIDED BY OPERATING ACTIVITIES	22,521	13,339

INVESTING ACTIVITIES
NET ADDITIONS TO PROPERTY, PLANT, AND EQUIPMENT	(9,494)	(6,101)
ACQUISITIONS AND RELATED ITEMS	—	(187)

CASH USED IN INVESTING ACTIVITIES	(9,494)	(6,288)

FINANCING ACTIVITIES
NET PAYMENTS UNDER SECURED CREDIT AGREEMENT	(15,150)	(8,750)
PAYMENTS ON OTHER LONG-TERM BORROWINGS	(4,658)	(836)
PURCHASE AND RETIREMENT OF TREASURY STOCK	(421)	-
EXERCISE OF STOCK OPTIONS	3,529	3,575
TAX BENEFIT FROM EXERCISE OF STOCK OPTIONS	5,753	-

CASH USED IN FINANCING ACTIVITIES	(10,947)	(6,011)

INCREASE IN CASH AND CASH EQUIVALENTS	2,080	1,040

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,210	683

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,290	$1,723

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THE LAMSON & SESSIONS CO.
BUSINESS SEGMENTS
(In thousands)

	Third Quarter Ended		Nine Months Ended
	2006	2005	2006	2005
NET SALES
CARLON	$65,833	$58,836	$207,184	$165,043
LAMSON HOME PRODUCTS	31,658	28,305	85,530	78,651
PVC PIPE	50,748	40,911	153,239	107,160

	$148,239	$128,052	$445,953	$350,854

OPERATING INCOME (LOSS)
CARLON	$10,573	$8,712	$32,056	$20,165
LAMSON HOME PRODUCTS	5,155	4,332	11,823	12,445
PVC PIPE	5,809	(892)	24,325	(530)
CORPORATE OFFICE	(1,247)	(1,805)	(8,419)	(5,419)

	$20,290	$10,347	$59,785	$26,661

DEPRECIATION AND AMORTIZATION
CARLON	$856	$1,206	$2,555	$3,704
LAMSON HOME PRODUCTS	454	474	1,312	1,390
PVC PIPE	1,060	943	2,994	2,820

	$2,370	$2,623	$6,861	$7,914

TOTAL ASSETS BY BUSINESS SEGMENT AT SEPTEMBER 30, 2006, DECEMBER 31, 2005, AND OCTOBER 1, 2005

	September 30, 2006	December 31, 2005	October 1, 2005
IDENTIFIABLE ASSETS
CARLON	$94,119	$86,858	$87,290
LAMSON HOME PRODUCTS	50,133	38,286	38,966
PVC PIPE	65,800	57,985	52,721
CORPORATE OFFICE (INCLUDES CASH, DEFERRED TAX, AND PENSION ASSETS)	55,192	56,878	59,824

	$265,244	$240,007	$238,801

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